Exhibit 99.1

CONTACT:

Investor Relations

David Piazza

703-742-5393

InvestorRelations@quadramed.com

QUADRAMED CORPORATION ANNOUNCES RESALE

S-3 REGISTRATION STATEMENTS EFFECTIVE

Annual Dividends to be Reduced by $1 million

No Change in Shares Outstanding

RESTON, VA – (December 5, 2006) — QuadraMed Corporation (Amex:QD) announced today that as of 5:00 p.m. on December 1, 2006, the Securities and Exchange Commission (SEC) declared effective the Company’s two pending Form S-3 Registration Statements, which register for resale certain shares of common and preferred stock previously issued by the Company. The Company will not receive any proceeds from any sale of such shares covered by these registration statements. All of the shares of both common stock and preferred stock now registered by these filings have been previously reported by the Company in its share counts for purposes of outstanding shares and/or in its earnings per share calculations, most recently in the Registration Statements and in Note 9. Net Income (Loss) per Share and Comprehensive Income (Loss) of the Notes to Condensed Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the SEC on November 13, 2006.

The first registration statement, which was originally filed on January 21, 2004, registers up to 8,521,998 shares of common stock issued or issuable upon the exercise of warrants. These warrants were issued on April 17, 2003 in connection with the Company’s 10% Senior Secured Notes due 2008, all of which were retired during June and July of 2004. Of the shares registered, 6,431,583 shares are issued and outstanding based on previous warrant exercises and 2,090,415 shares are available for issuance upon the exercise of warrants still outstanding.

The second registration statement, which was originally filed on December 15, 2004, registers 3,920,000 shares of the Company’s Series A Preferred Stock and up to 31,612,903 shares of common stock issuable upon conversion of the preferred shares, based upon a conversion price of $3.10 per share.

Coincident with the effectiveness of the registration of the preferred shares and the associated underlying common shares, the dividends to be paid to the holders of the preferred shares will be reduced by $1 million dollars, in the aggregate, on an annual basis. As provided in the Certificate of Designation relating to the Series A Preferred Stock, generally the holders of the preferred shares are entitled to a quarterly dividend of $0.34375 (5.5% per annum) per preferred share. However, as further provided, because the registration statement for the preferred stock was not declared effective by the SEC on or before June 15, 2005, the dividend rate for such stock had increased to $0.404625 per quarter (6.5% per annum) commencing on June 16, 2005, with such rate applying until the registration statement was declared effective. The impact of this change in dividend rate was an increase in the aggregate amount of dividends paid by the Company of $1 million dollars per year. Commencing December 2, 2006, the dividend rate has reverted to $0.34375 (5.5% per annum) per share, reducing the future aggregate annual dividend payments by $1 million.

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About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. As evolving reimbursement scenarios challenge healthcare organizations to leverage quality of care into payment, clients committing to QuadraMed’s care-based solutions can realize market leading financial performance. Using QuadraMed’s end-to-end solutions to optimize the patient experience and leverage quality of care into payment, our clients can receive the proper reimbursement, in the shortest time, at the lowest administrative cost. Behind our products and services is a staff of almost 600 professionals whose experience and dedication to service have earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.